Exhibit 5.1

1001 Pennsylvania Ave. NW, Washington, DC 20004 ◾ p1.202.624.2925 ◾

February 10, 2017

Novume Solutions, Inc.

14420 Albemarle Point Place, Suite 200

Chantilly, VA 20151

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Novume Solutions, Inc., a Delaware corporation (the “Company”), in connection with registration by the Company of i) 15,004,218 shares of common stock (“Common Stock”), par value $0.0001 per share, of the Company (the “Common Shares”), which includes 722,429 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (“Warrants” and such shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) and 561,064 shares of Common Stock issuable upon conversion of shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (“Preferred Stock,” and such shares of Common Stock issuable upon conversion of the Preferred Stock , the “Conversion Shares”), ii) 841,604 shares of Preferred Stock (the “Preferred Shares”), and iii) 722,498 Warrants, pursuant to the Registration Statement on Form S-4 (as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares, Warrants, Warrant Shares, Preferred Shares and Conversion Shares are referred to herein collectively as the “Securities”.

The Securities are to be issued upon closing of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated February 10, 2017, by and among the Company, KeyStone Solutions, Inc., a Delaware corporation (“KeyStone”), Brekford Corp., a Delaware corporation (“Brekford”), KeyStone Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “KeyStone Merger Sub”), and Brekford Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Company (“Brekford Merger Sub”), pursuant to which Brekford Merger Sub will merge with and into Brekford, with Brekford continuing as the surviving corporation (the “Brekford Merger”) and KeyStone will merge with and into KeyStone Merger Sub, with KeyStone Merger Sub continuing as the surviving corporation (the “KeyStone Merger”). The Merger Agreement is attached as Annex A to the information statement/prospectus included in the Registration Statement.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have examined and relied upon

Novume Solutions, Inc.

February 10, 2017

the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, (ii) the Merger Agreement, (iii) organizational documents of the Company, including the Company’s Certificate of Incorporation, as currently in effect, and the Company’s Bylaws, as currently in effect, and (iv) the minutes and records of the corporate proceedings of the Company with respect to the authorization of the consummation of the transactions contemplated by the Merger Agreement and the sale and issuance of the Securities pursuant thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Securities: (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the Merger Agreement has been entered into in the form attached as Annex A to the information statement/prospectus included in the Registration Statement, prior to mailing of the information statement/prospectus to the stockholders of Brekford, (iii) the stockholders of KeyStone and Brekford will have duly approved the Merger Agreement in accordance with all applicable requirements of the Delaware General Corporation Law and the organizational documents of each party to the Merger Agreement, (iv) the Amended and Restated Certificate of Incorporation of the Company, substantially in the form certified to us by an officer of the Company as having been duly authorized and approved by the Board of Directors of the Company and the sole stockholder of the Company, shall have been duly filed with the Secretary of State of the State of Delaware and (v) the transactions contemplated by the Merger Agreement, including the delivery of the Securities, will have been consummated in accordance with the terms of the Merger Agreement.

On the basis of the foregoing, we are of the opinion that (i) the Common Shares have been duly authorized for issuance and, when issued in exchange for KeyStone Common Stock or Brekford Common Stock, as applicable, in accordance with the Merger Agreement, will have been validly issued, fully paid and nonassessable, (ii) the Preferred Shares have been duly authorized for issuance and, when issued in exchange for KeyStone Preferred Stock in accordance with the Merger Agreement will have been validly issued, fully paid and nonassessable, (iii) the Warrants have been duly authorized for issuance and, when issued in exchange for KeyStone Warrants or Brekford Warrants, as applicable, accordance with the Merger Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, (iv) the Warrant Shares have been duly authorized and, when issued and paid upon exercise of the Warrants, will have been validly issued and be fully paid and nonassessable; and (v) the Conversion Shares have been duly authorized and, when issued in accordance with the terms of the Preferred Shares, will have been validly issued and be fully paid and nonassessable.

Crowell & Moring LLP ◾ www.crowell.com ◾ Washington, DC ◾ New York ◾ San Francisco ◾ Los Angeles ◾ Orange County ◾ Anchorage ◾ London ◾ Brussels

Novume Solutions, Inc.

February 10, 2017

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This letter is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our express permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the information statement/prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP

Crowell & Moring LLP ◾ www.crowell.com ◾ Washington, DC ◾ New York ◾ San Francisco ◾ Los Angeles ◾ Orange County ◾ Anchorage ◾ London ◾ Brussels